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                                                                    Exhibit 10.3

                  TAX SEPARATION AND INDEMNIFICATION AGREEMENT

     This TAX SEPARATION AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated _____________, 2003, is by and among Alliant Energy Corporation, a Wisconsin corporation ("Alliant Energy"), Alliant Energy Resources, Inc., a Wisconsin corporation ("Resources"), Whiting Petroleum Corporation, a Delaware corporation ("WPC"), Whiting Oil and Gas Corporation, a Delaware corporation ("Whiting"), and three wholly-owned subsidiaries of Whiting: Whiting-Golden Gas Corporation, an Oklahoma corporation, Whiting Programs, Inc., a Delaware corporation and WOK Acquisition Company, a Delaware corporation (the three subsidiaries are collectively referred to as "Whiting Subs").

                                    PREAMBLE:

     WHEREAS, Resources, Whiting and Whiting Subs have been members of an affiliated group of corporations filing consolidated federal income tax returns of which Alliant Energy is the common parent (the "Alliant Energy Group") and filing certain state, local and foreign income or franchise tax returns on a combined, consolidated, unitary or other similar basis (such federal, state, local and foreign tax returns are collectively referred to as the "Consolidated Returns");

     WHEREAS, Alliant Energy, Resources, Whiting and Whiting Subs are parties to the Alliant Energy Corporation Tax Allocation Agreement (the "Tax Allocation Agreement"), which became effective for tax years ending on or after December 31, 1999;

     WHEREAS, WPC is acquiring all of the outstanding stock of Whiting from Resources (the "Transfer") pursuant to the Master Separation Agreement dated _________, 2003, by and among WPC, Whiting, Resources and Alliant Energy;

     WHEREAS, upon consummation of the Closing (as such term is defined below), Whiting, Whiting Subs and WPC will become members of an affiliated group of corporations (the "Buyer Group") and Whiting and Whiting Subs will cease to be members of the Alliant Energy Group; and

     WHEREAS, the parties wish to assign responsibility for the preparation and filing of tax returns; to set forth the methodology for determining their respective liabilities for Taxes (as such term is defined below) and for allocating such liabilities among themselves for all Taxes that may be owed to or assessed by the Internal Revenue Service or any other comparable state, local or foreign governmental authority attributable to the periods before, after and/or including the Closing Date (as such term is defined below); to establish procedures for reimbursing one party for Taxes allocated to the other under this Agreement; and to provide for certain tax elections and for the division of any tax benefits which may arise as a result of such elections.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

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     1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

          1.1 "Actual Tax Liability" has the meaning specified in Section 1.38 hereof.

          1.2 "ADSP" means "aggregate deemed sale price" as such term is defined in the regulations under Section 338 of theCode.

          1.3 "AGUB" means "adjusted grossed-up basis" as such term is defined in the regulations under Section 338 of the Code.

          1.4 "Alliant Energy" means Alliant Energy Corporation, a Wisconsin corporation.

          1.5 "Alliant Energy Group" has the meaning specified in the Preamble of this Agreement.

          1.6 "Allocation Schedule" has the meaning specified in Section 5.1 hereof.

          1.7 "AMT Credits" has the meaning specified in Section 1.26 hereof.

          1.8 "Buyer" means WPC and any successors thereto.

          1.9 "Buyer Group" has the meaning specified in the Preamble of this Agreement.

          1.10 "Change of Control" means the occurrence of any one or more of the following events subsequent to the Closing Date: (i) the acquisition by an individual, entity or other "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the outstanding shares of common stock of Buyer (the "Outstanding Buyer Common Stock") or (b) the combined voting power of the then outstanding voting securities of Buyer entitled to vote generally in the election of directors (the "Outstanding Buyer Voting Securities"); (ii) the acquisition by any Person, other than Buyer, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of Whiting (the "Outstanding Whiting Common Stock") or (b) the combined voting securities of Whiting entitled to vote generally in the election of directors (the "Outstanding Whiting Voting Securities"); (iii) any reorganization (including, but not limited to, transactions described in Section 368(a) of the Code), merger, share exchange, or consolidation involving Buyer or any subsidiary of Buyer (each, a "Buyer Merger"), unless, immediately following any such Buyer Merger (a) more than 50% of the then Outstanding Buyer Common Stock and 50% of the then Outstanding Buyer Voting Securities are then beneficially owned, directly or indirectly, by Persons who were the beneficial owners, respectively, of the Outstanding Buyer Common Stock and the Outstanding Buyer Voting Securities immediately prior to such Buyer Merger and (b) no Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 25% or more of either (1) the then Outstanding Buyer Common Stock or (2) the then Outstanding Buyer Voting Securities; or (iv) any


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reorganization (including, but not limited to, transactions described in section
368(a) of the Code), merger, share exchange, or consolidation involving Whiting (each, a "Whiting Merger"), unless immediately following any such Whiting
Merger, Buyer beneficially owns, directly or indirectly, at least 80% of the Outstanding Whiting Common Stock and 80% of the Outstanding Whiting Voting Securities.

          1.11 "Closing" means the closing of the Transfer and the immediate sale of more than 50% of the stock of WPC to underwriters by Resources.

          1.12 "Closing Date" means the date on which the Closing occurs.

          1.13 "Code" means the Internal Revenue Code of 1986, as amended. All section references to the Code also include any successor sections thereto.

          1.14 "Consolidated Returns" has the meaning specified in the Preamble of this Agreement, and the term "Consolidated Return" means any one of the Consolidated Returns.

          1.15 "Disputed Allocation" has the meaning specified in Section 5.2 hereof.

          1.16 "Disputed Amount" has the meaning specified in Section 9.3.3 hereof.

          1.17 "Estimated Tax Payment Date" means any of the dates specified in
Section 6655 of the Code for the payment of Buyer's estimated U.S. federal income tax.

          1.18 "Fair Market Value Schedule" has the meaning specified in Section
5.1 hereof.

          1.19 "Interim Period" has the meaning specified in Section 3.1 hereof.

          1.20 "Lump Sum Record Date" means the last day of Buyer's taxable year that includes the 10th anniversary of the Closing Date.

          1.21 "Lump Sum Payment Date" means the Return Due Date for the taxable year that ends on the Lump Sum Record Date.

          1.22 "Lump Sum Tax Benefit Amount" has the meaning specified in
Section 8.6 hereof.

          1.23 "Notional Tax Liability" has the meaning specified in Section
1.38 hereof.

          1.24 "Other Returns" has the meaning specified in Section 2.2 hereof.

          1.25 "Prepayment Amount" has the meaning specified in Section 8.4 hereof.

          1.26 "Realized Section 29 Tax Credits" has the meaning specified in
Section 7.1 hereof.

          1.27 "Resources" means Alliant Energy Resources, Inc., a Wisconsin corporation.


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          1.28 "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

          1.29 "Return Due Date" means the date specified in Section 6072 of the Code for the filing of Buyer's income tax returns, as may be validly extended by Buyer pursuant to the automatic extension procedure under the Code and the regulations thereunder.

          1.30 "Section 29 Tax Credits" means the tax credits under Section 29 of the Code attributable to Whiting's and Whiting Subs' activities during the taxable year ending on December 31, 2002 that were not utilized in the Alliant Energy Group's consolidated U.S. Corporation Income Tax Return for taxable year 2002. The amount of such Section 29 Tax Credits is approximately $4,350,000 (such amount is subject to the adjustment by the IRS or otherwise). By operation of the corporate alternative minimum tax, the Section 29 Tax Credits carry over to Alliant Energy Group's U.S. federal Consolidated Return for taxable year ending on December 31, 2003 and future years as part of the Alliant Energy Group's alternative minimum tax credits. The Alliant Energy Group's alternative\ minimum tax credits generated in taxable year 2002 are referred to as the "AMT Credits."

          1.31 "Section 338(h)(10) Election" has the meaning specified in
Section 4 hereof.

          1.32 "Short Period" has the meaning specified in Section 3.1 hereof.

          1.33 "Tax" means any one of the Taxes. "Taxes" means all federal, state, local and foreign taxes, including interest and penalties, on, based on, measured by, or with respect to, income, net income, net worth or capital (including without limitation the Michigan single business tax); provided that Taxes shall not include deferred income taxes.

          1.34 "Tax Allocation Agreement" has the meaning specified in the Preamble of this Agreement.

          1.35 "Tax Authority" means the Internal Revenue Service or any other comparable state, local or foreign governmental authority.

          1.36 "Tax Benefit Base Amount" for any Taxable Period means (i) any increase in an amortization, depreciation, expense or loss deduction in such Taxable Period or any decrease in an item of income or gain in such Taxable Period attributable to, or as a result of, the basis adjustments due to the
Section 338(h)(10) Election, including any basis increases attributable to, or as a result of, payments made pursuant to this Agreement, (ii) any portion of payments made pursuant to this Agreement characterized as interest or original issue discount for tax purposes, or (iii) any increase in any net operating or capital loss carryover or carryback or tax credit that is carried to such Taxable Period and that arose or arises in a prior or subsequent Taxable Period as a result of any such increase in deduction or decrease in income or gain under (i) or (ii) in such prior or subsequent Taxable Period.

          1.37 "Tax Benefit Issue" has the meaning specified in Section 9.3.1 hereof.




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          1.38 "Tax Benefits" means, for any Taxable Period, the excess, if any, of (a) the total amount of U.S. federal, state, local and foreign income and franchise taxes that would be payable by Whiting or any other member of the Buyer Group in respect of such Taxable Period if the Tax Benefit Base Amount for such Taxable Period were not taken into account ("Notional Tax Liability"), over
(b) the total amount of U.S. federal, state, local and foreign income and franchise taxes payable by Whiting or any other member of the Buyer Group in respect of such Taxable Period after taking into account the Tax Base Benefit Amount for such Taxable Period (the "Actual Tax Liability"); provided, however, that the Tax Benefits for any Taxable Period shall be no less than the Tax Benefits calculated without giving effect to any items of income, gain, expense, loss, deduction, credit or related carryovers or carrybacks directly attributable to or related to any businesses, assets or liabilities other than
(i) the businesses conducted by Whiting or any other member of the Buyer Group prior to Closing, (ii) any assets held by Whiting or any other member of the Buyer Group immediately prior to Closing and (iii) any liabilities of Whiting or any other member of the Buyer Group immediately prior to Closing (the "Minimum Tax Benefits"). Any Tax Benefits hereunder shall be determined using the method of reporting (i.e., consolidated, combined or separate returns) actually utilized by Whiting or the particular member of the Buyer Group. In any Taxable Period ending prior to or on the date of a Change of Control, the Tax Benefits shall equal the amount calculated as provided above in this Section 1.38. In any Taxable Period ending subsequent to a Change of Control, the Tax Benefits shall be the greater of (i) the Tax Benefits calculated as if a Change of Control had not occurred, with the Notional Tax Liability and the Actual Tax Liability calculated by including only items of income, gain, expense, loss, deduction, credit and related carryovers and carrybacks directly attributable or related to the businesses conducted by Whiting or any other member of the Buyer Group prior to the Change of Control (the "Historic Businesses") and excluding all items of income, gain, expense, loss, deduction, credit or related carryovers or carrybacks not attributable or related to the Historic Businesses as conducted by Whiting or any other member of the Buyer Group prior to the Change of Control (including, without limitation, any interest expense incurred by Whiting or any other member of the Buyer Group after the Change of Control, whether or not to a related person, or any fees, expenses or other charges to any related person unless directly related to the Historic Businesses as conducted by Whiting or any other member of the Buyer Group prior to the Change of Control), (ii) the excess of the Notional Tax Liability over the Actual Tax Liability, calculated by including all items of income, gain, expense, loss, deduction, credit and related carryovers and carrybacks of any corporation or group of corporations filing a federal or other consolidated, combined or unitary income or franchise tax return entitled to the Tax Benefit Base Amount, and (iii) the Minimum Tax Benefits.

          1.39 "Taxable Period" means any taxable year (or portion thereof) ending after the Closing Date.

          1.40 "Transfer" has the meaning specified in the Preamble of this Agreement.

          1.41 "Underpayment Rate" has the meaning specified in Section 9.3.2 hereof.

          1.42 "Whiting" means Whiting Oil and Gas Corporation, a Delaware corporation.



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          1.43 "Whiting Subs" means Whiting-Golden Gas Corporation, an Oklahoma corporation, Whiting Programs, Inc., a Delaware corporation, and WOK Acquisition Company, a Delaware corporation. A "Whiting Sub" means any one of the Whiting Subs.

          1.44 "WPC" means Whiting Petroleum Corporation, a Delaware corporation.

     2.   Preparation and Filing of Tax Returns.

          2.1 Preparation. Alliant Energy shall prepare or cause to be prepared all Consolidated Returns with respect to Whiting and Whiting Subs and the Returns set forth on Schedule A attached hereto, but only for taxable periods ending on, prior to, or including the Closing Date. Buyer, Whiting and Whiting Subs shall prepare or cause to be prepared all other Returns of Buyer, Whiting and Whiting Subs. Buyer, Whiting and Whiting Subs shall prepare or cause to be prepared work papers and schedules with respect to Whiting and Whiting Subs setting forth all of the information necessary for Alliant Energy to properly prepare any Consolidated Return or other return set forth on Schedule A consistent with past practices on a timely basis. All such Returns shall be prepared using accounting methods, tax elections and tax positions as determined by Alliant Energy in its sole discretion, but only for taxable periods ending on, prior to, or including the Closing Date.

          2.2 Filing. Alliant Energy shall file or cause to be filed all Consolidated Returns with respect to Whiting and Whiting Subs for taxable periods ending on, prior to, or including the Closing Date. Buyer, Whiting and Whiting Subs shall file or cause to be filed all other Returns of Buyer, Whiting and Whiting Subs ("Other Returns"), including those set forth on Schedule A.

     3. Obligation for Taxes. Except as provided in Section 4 of this Agreement, Buyer, Whiting and Whiting Subs shall be responsible for all Taxes of Buyer, Whiting and Whiting Subs.

          3.1 Taxes Due with Respect to Consolidated Returns. Alliant Energy shall timely pay or cause to be paid all Taxes on behalf of Whiting and Whiting Subs that are due with respect to the Consolidated Returns for taxable periods ending on, prior to, or including the Closing Date. With the exception of the Tax liability on the deemed asset sale as a result of the Section 338(h)(10) Election (as set forth in this Section 3.1 and Section 4 of this Agreement), Buyer, Whiting and Whiting Subs shall reimburse Alliant Energy for (i) Whiting's and Whiting Subs' portions of the U.S. federal consolidated income tax of the Alliant Energy Group in accordance with the Tax Allocation Agreement as if each of Whiting and Whiting Subs remained a "member of the Group" as set forth therein, and (ii) Whiting's and Whiting Subs' portions of all other Taxes on such Consolidated Returns using similar principles and procedures as used in the Tax Allocation Agreement to determine a member's portion of the U.S. federal consolidated income tax liability of the Alliant Energy Group. Such Taxes shall be determined by closing Whiting's and Whiting Subs' books and records as of and including the Closing Date, or if the allocation of an item of income, gain, expense, loss, deduction, credit or related carryovers or carrybacks cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax Authority to treat for all purposes the Closing Date as the last day of a taxable

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period of Whiting and Whiting Subs. The period January 1, 2003, through and including the Closing Date shall be treated as a "Short Period" for purposes of this Agreement. In any case where applicable law does not permit Whiting or Whiting Subs to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, Buyer, Whiting and Whiting Subs shall pay all such Taxes that are attributable to the operation of Whiting and Whiting Subs for such Interim Period (as defined below) as follows: (i) in the case of Taxes that are not based in whole or in part on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the total number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based in whole or in part on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means, with respect to any Taxes imposed on Whiting or Whiting Subs for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes the Closing Date and ending on and including the Closing Date. Buyer, Whiting and Whiting Subs shall not be required to reimburse Alliant Energy for Taxes due on Consolidated Returns for taxable periods beginning after the Closing Date.

          3.2 Taxes Due with Respect to Other Returns. Buyer, Whiting and Whiting Subs shall pay or cause to be paid timely to the relevant Tax Authority all Taxes that are due with respect to the Other Returns, including those set forth on Schedule A.

     4. Section 338(h)(10) Election. Buyer and Alliant Energy and, if necessary, Resources, Whiting, and/or Whiting Subs, shall timely make or cause to be made a valid joint election under Section 338(h)(l0) of the Code and equivalent elections under comparable state, local or foreign law as may be requested by Alliant Energy (in its sole discretion) relating to the Transfer (collectively, the "Section 338(h)(10) Election"). Buyer, Whiting, Whiting Subs, Alliant Energy and Resources shall each file, or cause to be filed, their federal Tax Returns treating the Transfer as a sale of the assets of Whiting and Whiting Subs followed by a liquidation pursuant to Section 338(h)(10) of the Code. If an equivalent election is made for state, local or foreign Tax purposes, the parties shall each file on a similar basis all of their state, local and foreign Tax Returns. Buyer, Whiting and Whiting Subs shall timely assist Alliant Energy in making the Section 338(h)(10) Election, including without limitation, completing all relevant forms, schedules, and other documents and all Tax Returns reflecting the Section 338(h)(10) Election. Notwithstanding anything to the contrary contained in the Tax Allocation Agreement, Alliant Energy shall be responsible for the Taxes resulting from the deemed asset sale on account of the Section 338(h)(10) Election (the calculation of such Taxes shall take into account all current deductions as a result of a liability being treated as part of ADSP). If a Section 338(h)(10) Election is made, Buyer, Whiting and Whiting Subs shall cause each partnership (and each entity taxed as a partnership for Tax purposes) in which any of them has an interest to make an election under Section 754 of the Code to the extent such election maximizes the amount of Tax Benefits, the Prepayment Amount and the Lump Sum Tax Benefit Amount to be paid to Resources as determined by Alliant Energy or Resources in their sole discretion.

     5.   Valuation and Allocation of Consideration.

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     5.1 General. The parties agree that ADSP, AGUB and similar terms under the relevant state, local or foreign law with respect to the Transfer and the
Section 338(h)(10) Election and any post-Closing adjustment thereto shall be determined by Alliant Energy, such determination to be made, in part, based on the sales price per share of the common stock of Buyer to the underwriters. Within ninety (90) days after the Closing Date, Buyer or Whiting shall deliver to Alliant Energy a schedule that sets forth the fair market value of each asset of Whiting and Whiting Subs and a schedule that allocates the value of the consideration among the assets of Whiting and Whiting Subs, which schedules are subject to the review, approval and adjustment by Alliant Energy, which review, approval and adjustment shall include, but is not limited to, making necessary adjustments to make the allocations consistent with any post-Closing Date adjustments; provided, however, that any adjustments to the initial schedules prepared by Buyer or Whiting shall be mutually agreed to by Buyer or Whiting, on the one hand, and Alliant Energy, on the other. The schedule setting forth the fair market value of each asset of Whiting and Whiting Subs as mutually agreed to by the parties is referred to as the "Fair Market Value Schedule." The schedule setting forth the allocation of the value of the consideration among the assets of Whiting and Whiting Subs as mutually agreed to by the parties is referred to as the "Allocation Schedule." The Allocation Schedule shall be revised to reflect any subsequent adjustments to ADSP or AGUB or similar terms (including without limitation as a result of the payments made pursuant to this Agreement) in accordance with each asset's fair market value as set forth on the Fair Market Schedule. The parties (i) shall be bound by the fair market values of the assets set forth on the Fair Market Value Schedule and the allocation set forth on the Allocation Schedule (as may be revised from time to time) for purposes of determining any Taxes, Tax Benefits, the Prepayment Amount and the Lump Sum Tax Benefit Amount, and (ii) shall prepare and file all Returns (and Buyer, Whiting and any other member of the Buyer Group shall file amended Returns if requested by Alliant Energy) in a manner consistent with such allocation as set forth on such Allocation Schedule (as may be revised from time to time). In the event that any Tax Authority disputes such allocation, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning resolution of such dispute.

     5.2 Resolution of Allocation Disputes. If the parties hereto are unable to mutually agree on the fair market values of the assets set forth on the Fair Market Value Schedule or the allocation on the initial Allocation Schedule described in Section 5.1 hereof within sixty (60) days (the "Disputed Allocation") following delivery thereof, the determination of such Disputed Allocation shall be made by an independent firm of certified public accountants jointly selected by Alliant Energy and Buyer. If Alliant Energy and Buyer cannot agree on the selection of an independent firm of certified public accountants, such firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public accountants that certifies) the financial statements of Alliant Energy and Buyer and such firm cannot be one of the selecting firm(s). Such accountants shall be given access by Alliant Energy, Buyer and their respective subsidiaries to all information necessary to determine the Disputed Allocation, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of Alliant Energy or Buyer, as appropriate, except as compelled by legal process. The Disputed Allocation as determined by the accountants shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. Each of Alliant Energy and Buyer (and their subsidiaries) shall pay its own costs and expenses incurred in determining the Disputed Allocation. Resources and

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Buyer shall share equally the costs of the independent firm of certified public accountants selected to determine the Disputed Allocation.

     6. Subsequent Assessments or Refunds.

          6.1 Tax Adjustment Relating to Consolidated Returns. In the event there is an adjustment with respect to a Consolidated Return for a taxable period ending on, prior to or including the Closing Date subsequent to the preparation of such Return and payment and reimbursement of the Taxes shown as due thereon, Alliant Energy shall pay or cause to be paid any Taxes and be entitled to receive all refunds of Taxes. If, as a result of the adjustment, additional Tax is due, then Buyer, Whiting and Whiting Subs shall reimburse Alliant Energy the portion of such Tax due attributable to Whiting or Whiting Subs calculated using the same principles as set forth in Section 3.1 hereof within ten (10) days after notice thereof. If, as a result of the adjustment, the Alliant Energy Group is entitled to a Tax refund, then Alliant Energy shall pay to Buyer, Whiting or Whiting Subs the portion of such Tax refund attributable to Whiting or Whiting Subs calculated in the same manner as Tax liabilities are calculated as set forth in Section 3.1 hereof within ten (10) days after receipt thereof.

          6.2 Tax Adjustment Relating to Other Returns. In the event there is an adjustment with respect to the Other Returns subsequent to the preparation of such Returns and payment of the Taxes due, Buyer, Whiting and Whiting Subs shall pay or cause to be paid any Taxes and be entitled to receive all refunds of Taxes with respect to such Other Returns.

     7. Section 29 Tax Credits.

          7.1 Realized Section 29 Tax Credits. "Utilized AMT Credits" means, for any taxable period ending after the Closing Date, an amount equal to the excess, if any, of (a) the total amount of U.S. federal income tax that would be payable by the Alliant Energy Group in respect to such taxable period if the AMT Credits were not taken into account, over (b) the total amount of U.S. federal income tax payable by the Alliant Energy Group in respect to such taxable period taking into account the AMT Credits (if any) for such taxable period in accordance with the Code and the regulations thereunder. For purposes of determining whether the AMT Credits are taken into account for such taxable period for purpose of calculating Utilized AMT Credits and the amount of AMT Credits remaining under this Agreement, the alternative minimum tax credits (including the AMT Credits) generated from the earliest year shall be deemed to be used first (i.e., on a First-In-First-Out basis). Realized Section 29 Tax Credits shall mean an amount equal to the Utilized AMT Credits multiplied by a fraction, the numerator of which is the difference between the Section 29 Credits less cumulative amounts paid by Alliant under this Section 7.1 (as may be adjusted under Section 7.2) and the denominator of which is the difference between the AMT Credits less cumulative amounts of Utilized AMT Credits. Within ten (10) days after Alliant Energy files or causes to be filed its U.S. federal Consolidated Return for a taxable period ending after the Closing Date, Alliant Energy shall, in lieu of any other payment under any agreement among the parties, pay to Whiting or Whiting Subs an amount equal to the Realized Section 29 Tax Credits (if any) for such taxable period. Buyer, Whiting and Whiting Subs hereby acknowledge and agree that the Alliant Energy Group may not be able to utilize its AMT Credits until taxable year 2008 or later.

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     Consequently, the amount of Realized Section 29 Tax Credits may be zero until taxable year 2008 or later.

          7.2 Tax Adjustment Relating to Realized Section 29 Tax Credits. If, as a result of an adjustment, the amount of the Realized Section 29 Tax Credits for a taxable period is less than the amount as computed under
     Section 7.1 hereof (or as recomputed under this Section 7.2), then Buyer, Whiting and Whiting Subs shall pay Alliant Energy the difference within ten
     (10) days of notice thereof. If, as a result of an adjustment, the amount of the Realized Section 29 Tax Credits for a taxable period is more than the amount as computed under Section 7.1 hereof (or as recomputed under this Section 7.2), then Alliant Energy shall pay Whiting or Whiting Subs the difference within ten (10) days of its discovery thereof.

          7.3 Payment with respect to Realized Section 29 Tax Credits. Any amount that Alliant Energy is obligated to pay to Whiting or Whiting Subs under this Section 7 shall first be offset by the amount that Buyer, Whiting and Whiting Subs are obligated to pay Alliant Energy or Resources under this Agreement.

          7.4 Tax Credit Accounting. Alliant Energy shall prepare and deliver or cause to be prepared and delivered to Buyer, Whiting or Whiting Subs, no more than sixty (60) days after it files a U.S. federal Consolidated Return, a good faith accounting of the amounts, if any, of the AMT Credits utilized in such Consolidated Return, the amounts, if any, of the AMT Credits that have not been utilized, the Section 29 Tax Credits, and the Realized Section 29 Tax Credits. Alliant Energy's accounting obligation shall terminate after the sum of the amounts paid to Whiting or Whiting Subs under Sections 7.1 and 7.2 hereof and the amounts subject to offset under Section 7.3 hereof equals the Section 29 Tax Credits.

     8. Tax Benefit Sharing Payment to Resources.

          8.1 Return Due Date Payments. Except as set forth in Section 8.6, with respect to each Taxable Period, Buyer, Whiting, or Whiting Subs shall pay to Resources, on the appropriate Return Due Date for such Taxable Period, an amount equal to 90% of the amount of the Tax Benefits for the Taxable Period, together with accrued interest at the Underpayment Rate determined as follows: interest shall accrue on 22.5% (or, in the case of a Taxable Period of less than one year, 90% divided by the number of Estimated Tax Payment Dates in such Taxable Period) of the Tax Benefits with respect to a Taxable Period beginning on each Estimated Tax Payment Date with respect to such Taxable Period until paid.

          8.2 Current Amount Adjustment. To the extent that the amounts paid to Resources pursuant to Section 8.1, this Section 8.2 and Section 9.3.2 (excluding amounts for interest and penalties) hereof for a Taxable Period exceed the sum of 90% of the amount of the actual Tax Benefits (as may be amended or recomputed, as the case may be), such excess amounts paid shall be paid to Buyer, Whiting or Whiting Subs by Resources. To the extent that the amounts paid to Resources pursuant to Section 8.1, this Section 8.2 and
     Section 9.3.2 (excluding amounts for interest and penalties) hereof for a Taxable Period are less than 90% of the amount of the actual Tax Benefits (as may be amended or recomputed, as the case may be), such deficit in amounts shall be paid to Resources by Buyer, Whiting or Whiting Subs. All amounts due under this Section 8.2 shall be paid within ten (10) days of the time Buyer files its

     U.S. federal, state, local or foreign income, franchise, or other Tax Return for the Taxable Period (or amended returns, claims for refund or other modifications to taxable income).

          8.3 Tax Computation Assumptions. The Tax Benefits, the Prepayment Amount and the Lump Sum Tax Benefit Amount hereunder shall be calculated separately for U.S. federal, state, local and foreign Tax purposes. When allocation or apportionment factors are required for any Tax computation, the factors used in Whiting's or the affected member of the Buyer Group's most recently filed Returns or Returns as filed (as appropriate) in the relevant jurisdictions shall be used if actual allocation or apportionment factors are not readily available.

          8.4 Prohibited Transactions by Buyer, Whiting and Whiting Subs. Buyer, Whiting and every member of the Buyer Group shall not (i) enter into any transactions a significant purpose of which is to reduce the amount of the Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount otherwise payable to Resources under this Agreement, or (ii) enter into any transactions which may result in the disqualification or invalidation of the Section 338(h)(10) Election, which transactions include but are not limited to the merger, liquidation, conversion or other corporate transactions involving Whiting or Whiting Subs that may result in the Internal Revenue Service or any other Tax Authority disqualifying or invalidating any Section 338(h)(10) Election. In addition, prior to the receipt of the Lump Sum Tax Benefit Amount by Resources, Buyer, Whiting and every member of the Buyer Group shall not, without the prior written notice to Alliant Energy and Resources and the prior written consent of Alliant Energy, sell, distribute or otherwise dispose of any assets of Buyer (including the stock of Whiting acquired pursuant to the Master Separation Agreement), Whiting or Whiting Subs other than assets disposed of by Buyer, Whiting or Whiting Subs in the ordinary course of business. Alliant Energy's consent shall not be withheld unless Alliant Energy determines, in its sole discretion, that such sale, distribution or other disposition of assets is a transaction described in (i) or (ii) above or that the value (considering both the timing and the amount) of the Tax Benefits or the Lump Sum Tax Benefit Amount that Resources is entitled to receive under this Agreement after such sale, distribution or other disposition of assets is less than the value of the Tax Benefits or the Lump Sum Tax Benefit Amount that Resources would have been entitled to receive under this Agreement if such sale, distribution or other disposition had not occurred. In the event Alliant Energy withholds its consent because the value of the Tax Benefits or the Lump Sum Tax Benefit Amount that Resources is entitled to receive under this Agreement after a sale, distribution or other disposition of assets is less than the value of the Tax Benefits or the Lump Sum Tax Benefit Amount that Resources would have been entitled to receive under this Agreement if such sale, distribution or other disposition had not occurred, if Buyer or Whiting, prior to ten (10) days before the date of such sale, distribution or other disposition of assets, pays Resources an amount equal to 90% of all of the Tax Benefits for all taxable periods ending on, after or including the date of such sale, distribution or other disposition (including Tax Benefits for future Taxable Periods which shall take into account adjustments to the Tax Benefit Base Amount as a result of the payment of the Prepayment Amount) attributable to the assets sold, distributed or otherwise disposed of as if all of such assets were sold for their fair market value in a fully taxable transaction on the date of such sale, distribution or other disposition and assuming that each of Buyer, Whiting and other members of the Buyer Group have income or gain in excess of all available depreciation, amortization, losses and other deductions (the "Prepayment Amount"), then Alliant Energy and Resources shall consent to such sale, distribution or other disposition.

          8.5 Tax Benefit Estimates. With respect to each Taxable Period ending on or prior to the Lump Sum Record Date, Buyer, Whiting and Whiting Subs shall prepare and deliver or cause to be prepared and delivered to Resources, no less than sixty (60) days prior to the end of each calendar year, a good faith estimate of the amount of the Tax Benefits that will be payable to Resources during the immediately following year. Buyer, Whiting and Whiting Subs shall in good faith revise and update or cause to be revised and updated each such estimate on a quarterly basis, to be delivered to Resources no less than fifteen (15) days prior to the end of each quarter.

          8.6 Lump Sum Tax Benefit Amount. Buyer, Whiting and other members of the Buyer Group shall, on the Lump Sum Payment Date, pay Resources the present value of 90% of all the Tax Benefits with respect to all Taxable Periods ending after the Lump Sum Record Date (the "Lump Sum Tax Benefit Amount"). The Lump Sum Tax Benefit Amount shall be calculated by projecting future Tax Benefits (which shall take into account adjustments to the Tax Benefit Base Amount as a result of the payment of the Lump Sum Tax Benefit Amount) using all relevant data, business plans, engineering and geological studies, tax rates and other provisions of the tax law in effect (and giving effect to any changes thereto for the Taxable Periods such changes are scheduled to become effective) and by assuming that each of Buyer, Whiting and other members of the Buyer Group have income or gain in all relevant Taxable Periods in excess of all available depreciation, amortization, losses and other deductions, thereby maximizing the Tax Benefits for each such Taxable Period. In determining the present value of the future projected Tax Benefits amount, (i) the projected Tax Benefits for all Taxable Periods ending on or before the fourth anniversary of the Lump Sum Record Date shall be discounted using the short-term applicable federal rate (compounding annually) effective on the Lump Sum Payment Date as published by the Internal Revenue Service under Section 1274(d) of the Code, (ii) the projected Tax Benefits for all Taxable Periods ending after the fourth anniversary and on or before the tenth anniversary of the Lump Sum Record Date shall be discounted using the mid-term applicable federal rate (compounding annually) effective on the Lump Sum Payment Date as published by the Internal Revenue Service under Section 1274(d) of the Code, and (iii) the projected Tax Benefits for all Taxable Periods ending after the tenth anniversary of the Lump Sum Record Date shall be discounted using the long-term applicable federal rate (compounding annually) effective on the Lump Sum Payment Date as published by the Internal Revenue Service under Section 1274(d) of the Code. For purposes of computing the discounted Tax Benefits for each Taxable Period, such Tax Benefits shall be assumed to be earned ratably throughout the year and shall be discounted to the Lump Sum Payment Date. Buyer, Whiting and Whiting Subs' payment of the Lump Sum Tax Benefit Amount pursuant to this Section 8.6 shall relieve the obligation of Buyer, Whiting and other members of the Buyer Group to make Tax Benefit payments with respect to Taxable Periods ending after the Lump Sum Record Date under Sections 8.1 and 8.2 hereof but shall not affect any other aspect of this Agreement.

     9. Matters Arising After the Closing Date.

          9.1 Cooperation. Buyer, Whiting and any affected member of the Buyer Group shall consult in good faith and provide Resources and Alliant Energy with such assistance as reasonably may be requested in writing by any of them in connection with (i) the preparation and execution of any Return,
     (ii) the determination of the Tax Benefit Base Amount, the Notional Tax Liability, the Actual Tax Liability, the estimate of the amount of the Tax Benefits and any adjustment thereof, the Prepayment Amount and the Lump Sum Tax Benefit Amount

(iii) the negotiation and settlement of any audit or other examination of any Return by any Tax Authority, or (iv) the handling of any judicial or administrative proceeding relating to any Tax liability or taxable periods of Whiting or Whiting Subs ending on, prior to, or including the Closing Date, including without limitation to (i) notify Resources and Alliant Energy of any Tax Authority's initiating an audit, requesting information or proposing adjustment, or any extension of statutes of limitation and of final determinations of adjustment, (ii) preserve records, documents and other information relevant to liabilities for Taxes until the expiration of the applicable statute of limitations or extensions thereof and to provide, upon written request, copies of such records and/or reasonable access thereto, (iii) make available without charge at a location determined by Buyer, Whiting or Whiting Subs during normal working hours, upon written request, personnel responsible for preparing, maintaining, or explaining information, records and documents in connection with matters relating to Taxes, and (iv) execute and deliver such powers of attorney, consents and other documents as are necessary to carry out the intent of this Agreement.

          9.2 Discretion to Contest, Negotiate and Settle. Alliant Energy shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in any Consolidated Return of the income, gain, expense, loss, deduction, credit, related carryovers or carrybacks, or other tax items of Whiting and Whiting Subs for any period ending on, prior to, or including the Closing Date. Buyer shall have sole and exclusive discretion to contest or not to contest, negotiate and settle proposed adjustments relating to the inclusion in all other Returns of the income, gain, expense, loss, deduction, credit, related carryovers or carrybacks, or other tax items of Whiting and Whiting Subs, except as set forth in Section 9.3 hereof.

          9.3 Disputed Tax Benefits.

          9.3.1 Control of Proceedings. In the event that an audit of Buyer, Whiting or any other affected member of the Buyer Group by the Internal Revenue Service or other Tax Authority may have an effect on the existence or amount of the Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount (a "Tax Benefit Issue"), Buyer, Whiting and any other affected member of the Buyer Group shall contest the matter on audit, through Internal Revenue Service or other administrative proceedings and through judicial proceedings. Representatives of Alliant Energy or Resources shall be allowed to participate in such proceedings in so far as they relate to the Tax Benefit Issue and such participation shall be reflected by the grant of appropriate powers of attorney. Decisions regarding the conduct of a contest shall be made by Alliant Energy or Resources or its representatives after consultation with Buyer and its representatives; provided, however, that ultimate control over contesting the Tax Benefit Issue, including control over procedural matters that necessarily relate to all issues being contested (including, without limitation, choice of forum), shall be exercised in good faith by Alliant Energy or Resources and its representatives and Buyer, Whiting and any other affected member of the Buyer Group shall take any action as is necessary to effectuate the decisions of Alliant Energy or Resources; provided, further, however, that decisions relating solely to tax issues unrelated to the Tax Benefit Issue shall be made as set forth in Section 9.2 hereof. Decisions regarding the settlement of a contest of the Tax Benefit Issue shall be made in good faith jointly by Alliant Energy (and Resources) and Buyer (and Whiting and Whiting Subs) and their representatives; provided, however, that if Alliant Energy (or Resources) or Buyer (or

Whiting or Whiting Subs) decline a settlement proposal relating to the Tax Benefit Issue that the other wishes to accept, the contest will continue and the declining party will (i) bear all further contest costs, (ii) indemnify the party wishing to accept the settlement against any outcome more adverse than that of the proposed settlement and (iii) be entitled to all benefits more advantageous than those of the proposed settlement.

          9.3.2 Outcome of Contest and Repayment.

               A. Adverse Outcome. If, as the result of a contest described in
Section 9.3.1 hereof, the Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount is less than that taken into account in computing any payments made under Section 8 hereof, such payments shall be recomputed on the basis of such revised Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount and any excess payments shall be paid by Resources to Buyer, Whiting or any other member of the Buyer Group, within ten (10) days after such contest is over. Resources shall also pay to Buyer, Whiting or any other member of the Buyer Group interest at the rates required to be paid by Buyer, Whiting or such other member of the Buyer Group under Section 6621 of the Code (the "Underpayment Rate") with respect to the revision of the amount of Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount or at the corresponding state, local or foreign underpayment interest rates in connection with revisions relating to the state, local or foreign tax revisions also within ten (10) days after the contest is over.

               B. Favorable Outcome. If, as the result of a contest described in
Section 9.3.1 hereof, Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount is more than that taken into account in computing any payments made under Section 8 hereof, such payments shall be recomputed on the basis of such revised Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount and any deficit in payment amounts shall be paid by Buyer, Whiting and other members of the Buyer Group to Resources within ten (10) days after such contest is over. Buyer, Whiting and other members of the Buyer Group shall also pay to Resources interest at the rates Buyer, Whiting or other members of the Buyer Group are entitled to under Section 6611 of the Code with respect to the revision of the amount of Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount or at the corresponding state, local or foreign overpayment interest rates in connection with revisions relating to the state, local or foreign tax revisions, also within ten (10) days after the contest is over.

               9.3.3 Resolution of Computational Disputes. If the parties hereto are unable to agree on the amount of Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount (the "Disputed Amount") as determined under Sections 1.38, 8.1, 8.2, 8.3, 8.4 and 8.6 hereof, the determination of such Disputed Amount shall be made by an independent firm of certified public accountants jointly selected by Alliant Energy and Buyer. If Alliant Energy and Buyer cannot agree on the selection of an independent firm of certified public accountants, such firm will be jointly selected by the firms of certified public accountants that certify (or selected by the firm of certified public accountants that certifies) the financial statements of Alliant Energy and Buyer and such firm cannot be one of the selecting firm(s). Such accountants shall be given access by Alliant Energy, Buyer and their respective subsidiaries to all information necessary to determine the Disputed Amount, subject to the agreement of such accountants that such information shall be kept confidential and shall not be released without the written consent of Alliant Energy or Buyer, as appropriate, except as compelled by legal process. Any amount otherwise due under this Agreement that is a Disputed Amount shall be paid, together with interest at the Underpayment Rate from the date on which such payment was originally due, within ten (10) days of the determination of such Disputed Amount. Judgment upon the Disputed Amount as determined by the accountants may be entered in any court having jurisdiction over the matter. Each of Alliant Energy and Buyer (and their subsidiaries) shall pay its own costs and expenses incurred in determining the Disputed Amount. Resources and Buyer shall share equally the costs of the independent firm of certified public accountants selected to determine the Disputed Amount.

          9.3.4 Expenses. Unless otherwise provided in the Agreement, fees and expenses paid to third-party service providers and incurred after the date hereof by Alliant Energy, Resources, Buyer or any of their subsidiaries for the purpose of resolving any dispute relating to the Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount including, without limitation, legal and accounting expenses relating to the resolution of any dispute with any Tax Authority regarding a Tax Benefit Issue or any related activity, shall be borne by Resources in the lesser of the following percentages (i) 90% or (ii) the Tax Benefits, the Prepayment Amount or the Lump Sum Tax Benefit Amount in controversy relating to a Tax Benefit Issue divided by the total Tax in controversy relating to such Tax Benefit Issue. All other such fees and expenses shall be borne by Buyer. Notwithstanding the above, the obligation of Resources to bear any portion of such fees or expenses related to service providers not retained by it shall be contingent upon Alliant Energy's and Resources' prior written approval of the retention of any such service providers.

     10. Capital Contribution. Whiting shall deliver to Alliant Energy a schedule setting forth the minimum required amount of federal, state and local income taxes and Federal Insurance Contributions Act taxes Whiting is required to withhold from its employees on the payments made to them pursuant to that certain Whiting Petroleum Corporation Phantom Equity Plan at least ten (10) days prior to the date such taxes are required to be withheld, together with all supporting documentation. Such schedule shall be subject to the review, approval and adjustment by Alliant Energy; provided, however, that any such adjustments shall be mutually agreed to by Buyer or Whiting, on the one hand, and Alliant Energy, on the other. If the parties are unable to mutually agree on the amount of the minimum required tax withholding within five (5) business days following delivery of such schedule, then the resolution procedure set forth in Section
5.2 hereof shall be used to resolve such dispute. Resources shall pay (as a capital contribution), on behalf of Whiting, such amount of the minimum required tax withholding to Whiting's outside payroll processor on the date the withholding tax is required to be remitted to the appropriate taxing authority; provided however, that any portion of such amount that is still the subject of a dispute (and only to the extent of such portion) does not have to be paid at such time. Any remaining amount, as finally determined, shall be paid by Resources to Whiting's outside payroll processor within three (3) business days after such amount is finally determined. Buyer and Whiting shall cause such payroll processor to timely remit all amounts paid by Resources under this
Section 10 to the appropriate tax authorities.

     11. Attorney's Fees. Should suit be brought to enforce or interpret any part of the Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees actually incurred by such prevailing party (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     12. Notice of Change of Control. Buyer shall notify Alliant Energy and Resources in writing of any Change of Control within thirty (30) days of the occurrence of such Change of Control and shall promptly provide Resources with all information in Buyer's possession relating to such Change of Control as Alliant Energy or Resources may reasonably request. Notwithstanding any other provision of this Agreement, Alliant Energy and Resources may elect, by delivering written notice to Buyer within ninety (90) days after its receipt of the aforementioned notice from Buyer, to have such Change of Control not deemed a "Change of Control" for purposes of this Agreement. Alliant Energy and Resources shall have the right to make such an election with respect to any Change of Control.

     13. Construction. Each of the parties further agrees that notwithstanding anything to the contrary contained herein, the provisions of this Agreement in all events shall be interpreted and applied in a manner consistent with the following principle: Alliant Energy or Resources shall be compensated for 90% of any tax savings arising from (i) the increase in basis of the assets of Whiting and Whiting Subs due to the Section 338(h)(10) Election and (ii) the payments made pursuant to this Agreement.

     14. Notices. Any notice required under any provisions of this Agreement shall be made in the manner provided in the section entitled "Notices" in the Master Separation Agreement. Delivery of notice to Buyer shall be deemed to be delivery of notice to Whiting and Whiting Subs.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of Wisconsin applicable to contracts made and to be performed therein, without effect to its choice of law.

     16. Binding Effect; Successors. This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of Alliant Energy, Resources, Buyer, Whiting or Whiting Subs succeeding to the tax attributes of Alliant Energy, Resources, Buyer, Whiting or Whiting Subs under Section 381 of the Code), to the same extent as if such successor had been an original party to the Agreement. In addition, Buyer shall cause any and all members of the Buyer Group to be bound by the Agreement to the extent necessary to implement the Agreement. Moreover, in the event of any acquisition of the assets of Whiting or Whiting Subs in which gain or loss is not recognized, in whole or in part, for federal income tax purposes, Buyer, Whiting and Whiting Subs shall ensure that any purchaser of such assets shall assume the obligation set forth in this Agreement.

     17. Severability. In the event that any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

     18. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     19. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     20. Rules of Construction. Each of the parties hereto agrees that (a) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement, and (b) no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstances shall be used in interpreting or construing this Agreement.

     21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. Entire Agreement. This Agreement, together with the Tax Allocation Agreement, the Registration Rights Agreement and the Master Separation Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings between them, and may not be modified, amended or terminated except by a written agreement signed by all of the parties hereto. In the event there is a conflict between this Agreement and the Tax Allocation Agreement, this Agreement shall control. In the event both this Agreement and the Tax Allocation Agreement provide for a payment or reimbursement of the same Tax, this Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                            ALLIANT ENERGY CORPORATION

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            ALLIANT ENERGY RESOURCES, INC.

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            WHITING PETROLEUM CORPORATION

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            WHITING OIL AND GAS CORPORATION

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            WHITING-GOLDEN GAS CORPORATION

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            WHITING PROGRAMS, INC.

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________


                                            WOK ACQUISITION COMPANY

                                               By:______________________________

                                               Name:____________________________

                                               Title:___________________________